EXHIBIT 16.1

April 7, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 included in the Form 8-K of Cang Bao Tian Xia International Art Trade Center, Inc. dated April 5, 2021 to be filed with the Securities and Exchange Commission. We agree with the statements contained in the paragraphs concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Cang Bao Tian Xia International Art Trade Center, Inc.  contained therein.

/s/ JLKZ CPA LLP
JLKZ CPA LLP